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[Letterhead of Sanders Morris Mundy Inc.]

June 10, 1998

Board of Directors of The GNI Group, Inc.
2525 Battleground Road
Deer Park, Texas 77536

Gentlemen:

We hereby consent to the filing of a copy of our opinion as an exhibit to the filings of The GNI Group, Inc. under Rule 13E-3 and to the inclusion of a summary of our conclusions and methodology (in form and substance reasonably satisfactory to us) in disclosure documents relating to the Merger.


                                        Very truly yours,

                                        /s/ SANDERS MORRIS MUNDY, INC.